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                                                                     Exhibit 5.1


                               October 20, 1999


HealthExtras, Inc.
2275 Research Boulevard, Seventh Floor
Rockville, Maryland  20850

          Re: The offering of up to 5,500,000 shares of HealthExtras, Inc. Common Stock

Ladies and Gentlemen:

     You have requested our opinion concerning certain matters of Delaware law in connection with the offering (the "Offering") by HealthExtras, Inc., a Delaware corporation (the "Company"), of up to 5,500,000 shares (6,325,000 shares in the event that the underwriters' over-allotment option is exercised) of its common stock, par value $.01 per share, ("Common Stock").

     In connection with your request for our opinion, you have provided us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on July 9, 1999 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission initially on July 26, 1999, and as amended on September 21, 1999 (the "Registration Statement"); resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offerings and designation of the Pricing Committee, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.
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HealthExtras, Inc.
October 20, 1999
Page 2

     Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

     2. Upon the due adoption by the Pricing Committee or Board of Directors of a resolution fixing the number of shares of Common Stock to be sold in the Offering which number is in accordance with the terms set forth in the Prospectus, the Common Stock to be issued in the Offering will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Board of Directors, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 and to the use of the name of our firm where it appears in the Registration Statement and in the Prospectus.

                              Very truly yours,



                              /s/
                              MULDOON, MURPHY & FAUCETTE LLP

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